                                    Exhibit 11               Page 14
                       Computation of Per Share Earnings
                                   (Unaudited)
                    (In thousands except per share amounts)

                                     Three Months Ended    Nine  Months Ended
                                   ---------------------  ---------------------
                                   August 28, August 29,  August 28, August 29,
                                       1994      1993         1994      1993
                                    ---------  --------     --------  --------
Income before cumulative effect of
   accounting change                   $4,391    $3,856      $11,482    $9,933

Cumulative effect of change in
   accounting for income taxes              -         -          795         -
                                    ---------  --------     --------  --------
Net income                             $4,391    $3,856      $12,277    $9,933
                                    =========  ========     ========  ========
Primary per share earnings

Average number of common shares
   outstanding                         16,087    16,109       16,104    16,108

Add - common equivalent shares
   representing shares issuable
   upon exercise of stock options
   and stock grants                       177       135          196       136
                                    ---------  --------     --------  --------
Average shares used to calculate
   primary per share earnings          16,264    16,244       16,300    16,244
                                    =========  ========     ========  ========
Primary per share earnings before
   change in accounting for income
   taxes                                $0.27     $0.24        $0.70     $0.61
                                    =========  ========     ========  ========
Cumulative effect of change in
   accounting for income taxes              -         -         0.05         -
                                    ---------  --------     --------  --------
Net primary per share earnings          $0.27     $0.24        $0.75     $0.61
                                    =========  ========     ========  ========
Fully diluted per share earnings

Average number of common shares
   outstanding                         16,087    16,109       16,104    16,108

Add - common equivalent shares
   representing shares issuable
   upon exercise of stock options
   and stock grants                       181       191          209       163
                                    ---------  --------     --------  --------
Average shares used to calculate
   fully diluted per share earnings    16,268    16,300       16,313    16,271
                                    =========  ========     ========  ========
Fully diluted per share earnings
   before change in accounting for
   income taxes                         $0.27     $0.24        $0.70     $0.61
                                    =========  ========     ========  ========
Cumulative effect of change in
   accounting for income taxes              -         -         0.05         -
                                    ---------  --------     --------  --------
Net fully diluted per share
   earnings                             $0.27     $0.24        $0.75     $0.61
                                    =========  ========     ========  ========